Moody 10-Q

Exhibit 10.2

________________________________________________________

LOAN AGREEMENT

________________________________________________________

Dated as of May 27, 2010

Between

MOODY NATIONAL RI PERIMETER HOLDING, LLC

and

MOODY NATIONAL RI PERIMETER MASTER TENANT, LLC
individually and collectively, as Borrower

and

CITICORP NORTH AMERICA, INC.,
as Lender

TABLE OF CONTENTS

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of May 27, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between CITICORP NORTH AMERICA, INC., a Delaware corporation, having an address at 388 Greenwich Street, 19th Floor, New York, New York 10013 (together with its successors and/or assigns, “Lender”), MOODY NATIONAL RI PERIMETER HOLDING, LLC, a Delaware limited liability company, having its principal place of business at c/o Moody National Realty Company, L.P., 6363 Woodway, Suite 110, Houston, Texas 77057 (“Holdco”) and

MOODY NATIONAL RI PERIMETER MASTER TENANT, LLC, a Delaware limited liability company, having its principal place of business at c/o Moody National Realty Company, L.P., 6363 Woodway, Suite 110, Houston, Texas 77057 (“Tenantco”; Holdco and Tenantco, individually and collectively, as the context may require, being referred to herein as “Borrower”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.          Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable LLC” shall mean a limited liability company formed under Delaware or Maryland law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean the Cash Management Account, the Debt Service Account, the Clearing Account, the Tax Account, the Insurance Account, the PIP Reserve Account, the Seasonality Reserve Account, the Excess Cash Reserve Account and any other account established by this Agreement or the other Loan Documents.

“Act” is defined in Section 5.1 hereof.

“Additional PIP Work” shall mean any capital improvements, property improvements, replacements or additions of any furniture, fixtures or equipment, renovations, refurbishments, upgrades or other similar work required by Marriott at the Property in addition to the PIP Work

“Advance Bookings Deposits” shall mean all commitments, reservations and agreements regarding future use of guest rooms, banquet rooms, conference rooms and other facilities constituting part of the Property.

“Advance Bookings Reserve Statement” shall mean a statement setting forth all of the then unearned or otherwise refundable Advance Bookings Deposits made with respect to the Property; provided, however, such statement shall not be required to contain the names of any vendees.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any managing agent of the Property in which Borrower, Guarantor, Sponsor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean an amount equal to 5% of the outstanding principal amount of the Loan.

“Annex” shall have the meaning set forth in Section 3.30 hereof.

“Annual Marriott Sign Off” shall mean Lender’s receipt of written confirmation from Marriott no later than thirty (30) after the end of each Loan Year that all PIP Work required to be completed in said Loan Year pursuant to the terms hereof and any Additional PIP Work required by Marriott to be performed in said Loan Year have each been completed to Marriott’s satisfaction.

“Applicable Law” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Approved Accounting Method” shall mean GAAP, federal tax basis accounting (consistently applied) or such other method of accounting, consistently applied, as may be reasonably acceptable to Lender.

“Approved Budget” shall have the meaning set forth in Section 4.12(a)(v) hereof.

“Assignment of Leases” shall mean, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents of the Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bank” shall be deemed to refer to the bank or other institution maintaining the Clearing Account pursuant to the Clearing Account Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Business Day” shall mean a day on which commercial banks are not authorized or required by Applicable Law to close in New York, New York.

“Cash Management Account” shall have the meaning set forth in Section 9.1 hereof.

“Casualty” shall have the meaning set forth in Section 7.2.

“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.

“Clearing Account” shall have the meaning set forth in Section 9.1 hereof.

“Clearing Account Agreement” shall mean that certain Clearing Account Agreement by and among Borrower, Lender, Manager and Wells Fargo Bank, N.A., a national banking association dated as of the date hereof.

“Closing Date” shall mean the date of this Agreement.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments under the Note.

“Debt Service Account” shall have the meaning set forth in Section 9.1 hereof.

“Debt Service Shortfall” means as of any Monthly Payment Date, the amount, if any, by which the Debt Service due on such Monthly Payment Date exceeds the amount on deposit in the Debt Service Account.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) five percent (5%) above the Interest Rate.

“Deficiency” shall mean, as of any date of determination by Lender, a determination made by Lender that either (i) the aggregate cost that will be required to complete the outstanding Replacements as of the date of determination is at any time greater than the current amounts on deposit as of such date of determination in the PIP Reserve Account and any reserves then held by Marriott to pay for Replacements, plus (A) all Monthly PIP Deposit Amounts scheduled to be deposited in the PIP Reserve Account after the date of such determination and (B) monthly deposits projected to be deposited into any reserves held by Marriott to pay for the Replacements after the date of such determination (or if Marriott is no longer the Manager, all Replacement Reserve Monthly Deposits scheduled to be deposited in the PIP Reserve Account after the date of such determination) or (ii) the combined amounts scheduled to be on deposit in the PIP Reserve Account and any reserves held by Marriott to pay for the Replacements on any future date after the date of determination is projected to be less than the amount necessary to pay the cost of all Replacements payable on such future date.  Lender shall determine whether a Deficiency exists on any date in its reasonable discretion.

“Disclosure Document” shall have the meaning set forth in Section 11.2 hereof.

“Dominion” shall mean Dominion Bond Rating Service Limited.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.  §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for thirty (30) days or less) and (ii) the senior unsecured debt obligations of which are rated at least “AA” (or its equivalent) from each of the Rating Agencies (in the case of accounts in which funds are held for more than thirty (30) days) or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.

“Embargoed Person” shall have the meaning set forth in Section 3.29 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 8.4 hereof.

“Excess Cash Reserve Funds” shall have the meaning set forth in Section 8.4 hereof.

“Exchange Act” shall have the meaning set forth in Section 11.2 hereof.

“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Rents” shall mean an amount equal to annual rental income reflected in a current rent roll for all Tenants paying rent and in actual physical occupancy of their respective space demised pursuant to Leases which are in full force and effect, less the annual rental income for any Tenant in bankruptcy that has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction.

“Guarantor” shall mean Brett Moody, Moody National Operating Partnership I, L.P. and Moody National REIT I, Inc.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations executed by Guarantor and dated as of the date hereof.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

“Individual Borrower” means each Borrower, individually.

“Interest Accrual Period” shall mean the period beginning on the sixth (6th) day of each calendar month during the term of the Loan and ending on (but including) the fifth (5th) day of the next succeeding calendar month.

“Interest Rate” shall mean a rate per annum equal to six and one-half percent (6.50%).

“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.

“Insurance Account” shall have the meaning set forth in Section 8.6 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with a Securitization of the Loan (or any portion thereof or interest therein).

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Land” shall have the meaning set forth in the Security Instrument.

“Lease” shall mean any and all leases, subleases, rental agreements and other agreements whether or not in writing affecting the use, enjoyment or occupancy of the Land and/or the Improvements heretofore or hereafter entered into and all extensions, amendments and modifications thereto, whether before or after the filing by or against Borrower of any petition for relief under Creditors Rights Laws, including, without limitation, the Operating Lease.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender Affiliate” shall have the meaning set forth in Section 11.2 hereof.

“Lender Group” shall have the meaning set forth in Section 11.2 hereof.

“Liabilities” shall have the meaning set forth in Section 11.2 hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Subordination of Management Agreement, the Guaranty, the Clearing Account Agreement and all other documents executed and/or delivered in connection with the Loan.

“Loan Year” shall mean each 365- or 366-, as applicable, day period commencing on June 6 each year (starting in 2010) and ending on May 5 of the immediately succeeding year.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Major Lease” shall mean as to the Property (i) any Lease which, individually or when aggregated with all other leases at the Property with the same Tenant or its Affiliate demises 500 square feet or more of the Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, or (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) and/or (ii) above.

“Management Agreement” shall mean the Marriott Management Agreement or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean Marriott or such other entity selected as the manager of the Property in accordance with the terms of this Agreement or the other Loan Documents.

“Marriott” shall mean Residence Inn by Marriott, LLC, a Delaware limited liability company.

“Marriott Management Agreement” shall mean that certain Management Agreement dated as of January 30, 2004, as amended as of November 3, 2007 and as of the date hereof, between Tenantco, as successor to the original “Owner” thereunder, and Marriott pursuant to which Marriott is to provide management and other services with respect to the Property.

“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Guarantor, Sponsor or the Property, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, or (iv) the ability of Borrower to perform its obligations under the Security Instrument or the other Loan Documents.

“Maturity Date” shall mean June 6, 2015 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” is defined in Section 5.1 hereof.

“Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.

“Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.

“Minimum Disbursement Amount” shall mean Ten Thousand and No/100 Dollars ($10,000).

“Monthly Debt Service Payment Amount” shall mean (i) for the Monthly Payment Date occurring in July, 2010 and for each Monthly Payment Date occurring thereafter up to and including the Monthly Payment Date occurring in June, 2012, a payment equal to the amount of interest which has accrued during the preceding Interest Accrual Period computed at the Interest Rate and (ii) for the Monthly Payment Date occurring in July, 2012 and for each Monthly Payment occurring thereafter, a constant monthly payment of $31,603.40.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Monthly Operating Expenses” shall mean, with respect to any calendar month, the (a) Operating Expenses set forth in the Approved Budget for such calendar month and (b) such other Operating Expenses not set forth in the Approved Budget for such calendar month but approved by Lender in its sole discretion.

“Monthly Payment Date” shall mean the sixth (6th) day of every calendar month occurring during the term of the Loan or, if such day is not a Business Day, the immediately succeeding Business Day.

“Monthly PIP Reserve Deposit Amount” shall mean, on each Monthly Payment Date, (i) during the first Loan Year, the difference of $21,667, less the Replacement Reserve Monthly Deposit made on such Monthly Payment Date (or the monthly amount Manager is reserving on such Monthly Payment Date to pay for Replacements, as applicable), (ii) during the second Loan Year, the difference of $22,917, less the Replacement Reserve Monthly Deposit made on such Monthly Payment Date (or the monthly amount Manager is reserving on such Monthly Payment Date to pay for Replacements, as applicable), (iii) during the third Loan Year, the difference of $25,000, less the Replacement Reserve Monthly Deposit made on such Monthly Payment Date (or the monthly amount Manager is reserving on such Monthly Payment Date to pay for Replacements, as applicable) and (iv) during the fourth and fifth Loan Years, the difference of $20,833, less the Replacement Reserve Monthly Deposit made on such Monthly Payment Date (or the monthly amount Manager is reserving on such Monthly Payment Date to pay for Replacements, as applicable).

“Monthly Tax Deposit” shall have the meaning set forth in Section 8.6 hereof.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.

“New Manager” shall have the meaning set forth in Section 4.15 hereof.

“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of $5,000,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“OFAC” shall have the meaning set forth in Section 3.30 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.

“Operating Account” shall have the meaning set forth in Section 4.15 hereof.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, (and without duplication) (a) utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, payroll and related taxes, computer processing charges, management fees (equal to the greater of (x) seven percent (7%) of Operating Income for the trailing six (6) month period plus Gross Rents less reimbursable expense revenue for the trailing six (6) month period or (y) actual management fees payable under the Management Agreement), operational equipment or other lease payments as approved by Lender, but specifically excluding (i) depreciation, (ii) Debt Service, (iii) non-recurring or extraordinary expenses, and (iv) deposits into the Reserve Funds; and (b) normalized capital expenditures equal to five percent (5%) of Operating Income for the trailing six (6) month period plus Gross Rents less reimbursable expense revenue for the trailing six (6) month period.

“Operating Income” shall mean all income, computed in accordance with the Approved Accounting Method, derived from the ownership and operation of the Property from whatever source, including, but not limited to common area maintenance, real estate tax recoveries, utility recoveries, other miscellaneous expense recoveries, percentage rent, rent concessions or credits, if any, and other miscellaneous income, but excluding Gross Rents, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts and/or reserve accounts required pursuant to this Agreement or the other Loan Documents, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits, income from Tenants not paying rent, income from Tenants in bankruptcy, non-recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements to Borrower from the Reserve Funds.  Operating Income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Operating Lease” shall mean that certain Hotel Lease Agreement dated as of May 21, 2010, between Holdco and Tenantco.

“Operating Profit” shall have the meaning ascribed to such term in the Marriott Management Agreement.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Patriot Act” shall have the meaning set forth in Section 3.30 hereof.

“Permitted Encumbrances” shall mean collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)           obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii)          Federal Housing Administration debentures;

(iii)         obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations) the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)         federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v)          fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)         debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)        commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)       units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix)          any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.

“PIP Reserve Account” shall have the meaning set forth in Section 8.1 hereof.

“PIP Reserve Funds” shall have the meaning set forth in Section 8.1 hereof.

“PIP Work” shall mean such work that is described on Exhibit B attached hereto.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Property” shall have the meaning set forth in the Security Instrument.

“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.

“Qualified Manager” shall mean a reputable and experienced professional management organization that (i) has the right to manage the Property under a nationally recognized hotel flag of equal quality to Residence Inn by Marriott and otherwise acceptable to Lender, (ii) manages at least twelve (12) extended stay hotels under such nationally recognized hotel flag, totaling in the aggregate no less than one thousand (1,000) rooms (in each case, exclusive of the Property) and (iii) is approved by Lender (which such approval may, at Lender’s option, be conditioned upon Lender’s receipt of a Rating Agency Confirmation with regard to both the identity of the proposed manager and the replacement management agreement pursuant to which such manager will be employed).

“Quality Assurance Reports” shall mean any quality assurance reports of inspection or compliance from Manager, any licensor or any franchisor with respect to the Property including, without limitation, any Quality Assurance Program, Guest Satisfaction Survey and Operations Review reports.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Dominion, or any successor thereto or any other nationally-recognized statistical rating agency which has been approved by Lender; provided, that, the foregoing shall only be deemed to be included within the definition of “Rating Agencies” hereunder to the extent that the same have rated (or are reasonably anticipated by Lender to rate) the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean, individually or collectively (as the context requires), each reciprocal easement or similar agreement affecting the Property (if any) and any future reciprocal easement or similar agreement affecting the Property entered into in accordance with the applicable terms and conditions hereof.

“Registrar” shall have the meaning set forth in Section 11.7 hereof.

“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan (including, without limitation, the Note).

“Rent Roll” shall have the meaning set forth in Section 3.18 hereof.

“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.

“Rents” shall have the meaning set forth in the Security Instrument.

“Replacement Management Agreement” shall have the meaning set forth in Section 4.15 hereof.

“Replacement Reserve Monthly Deposit” shall mean an amount equal to the greater of (a) one-twelfth (1/12) of five percent (5.0%) of the sum of Gross Rents and Operating Income for the trailing twelve month period and (ii) one-twelfth (1/12) of the annual amounts required to be deposited (or spent) for the replacement of Replacements pursuant to the terms of the Management Agreement.

“Replacements” shall mean the PIP Work and the Additional PIP Work, collectively.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Reserve Accounts” shall mean the Tax and Insurance Account, the PIP Reserve Account, the Seasonality Reserve Account, the Excess Cash Reserve Account or any other escrow account established by this Agreement or the other Loan Documents.

“Reserve Funds” shall mean the Tax and Insurance Funds, the PIP Reserve Funds, the Seasonality Reserve Funds and the Excess Cash Reserve Funds or any other escrow funds established by this Agreement or the other Loan Documents.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president-finance of such Person or such other similar officer of such Person reasonably acceptable to Lender.

“Restoration” shall have the meaning set forth in Section 7.2 hereof.

“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.

“Restoration Threshold” shall mean an amount equal to 5% of the outstanding principal amount of the Loan.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Seasonality Reserve Account” shall have the meaning set forth in Section 8.3 hereof.

“Seasonality Reserve Funds” shall have the meaning set forth in Section 8.3 hereof.

“Seasonality Replenishment Cap” shall mean, for each calendar year during the remaining term of the Loan, an amount determined by Lender in the month of January of such calendar year.  Lender shall determine the Seasonality Replenishment Cap after considering such factors determined by Lender in its reasonable discretion, including, without limitation, (i) the Approved Budget for the immediately preceding calendar year and (ii) the actual revenues and operating expenses of the Property for the calendar year ending in said month of December; provided, however, with respect to the calendar year 2010, the Seasonality Replenishment Cap shall be an amount equal to $50,000.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Securities” shall have the meaning set forth in Section 11.1 hereof.

“Securities Act” shall have the meaning set forth in Section 11.2 hereof.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.

“Security Instrument” shall mean that certain first priority Deed to Secure Debt and Security Agreement dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10.

“Single Purpose Entity” shall mean an entity which satisfies all of the requirements of Section 5.1 hereof and whose structure and organizational and governing documents are otherwise in form and substance acceptable to Lender and the Rating Agencies.

“Special Member” is defined in Section 5.1 hereof.

“SPE Component Entity” shall have the meaning set forth in Section 5.1 hereof.

“Sponsor” shall mean Brett Moody.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state in which the Property or any part thereof is located.

“Subordination of Management Agreement” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Tax Account” shall have the meaning set forth in Section 8.6 hereof.

“Tax and Insurance Funds” shall have the meaning set forth in Section 8.6 hereof.

“Taxes” shall mean all taxes, assessments, water rates, sewer rents, and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower.

“Title Insurance Policy” shall mean that certain ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.

“Trigger Period” shall mean each period commencing on a Trigger Period Commencement Date and ending upon payment in full of the Debt.

“Trigger Period Commencement Date” shall mean any of the following dates:  (i) the date of the occurrence of any Event of Default, (ii) the date by which Lender has not received any Annual Marriott Sign Off as required pursuant to the terms of this Agreement, (iii) the date that Marriott requires any Additional PIP Work for the Property which is reasonably likely to result in a Deficiency or (iv) the date Lender reasonably determines that a Deficiency exists.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwritable Cash Flow” shall mean an amount calculated by Lender on a monthly basis equal to the sum of Gross Rents and Operating Income for the trailing six (6) months (or such other period of time specifically provided herein) (without duplication of one another), less the trailing six (6) months (or such other period of time specifically provided herein) Operating Expenses, each of which shall be subject to adjustment for items of a non-recurring nature.  Lender’s calculation of Underwritable Cash Flow (including determination of items that do not qualify as Operating Income or Operating Expenses) shall be calculated by Lender in its sole discretion based on its then current underwriting standards and shall be final absent manifest error.

“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date.  For purposes of the foregoing, “Periodic Treasury Yield” means (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12.

Section 1.2.         Principles of Construction.

(a)           All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

(b)           The parties hereto acknowledge that the defined term “Borrower” has been defined to collectively include each Individual Borrower.  It is the intent of the parties hereto in making any determination under this Loan Agreement, including, without limitation, in determining whether (a) a breach of a representation, warranty or a covenant has occurred, (b) there has occurred a Default or Event of Default, or (c) an event has occurred which would create recourse obligations under Section 9.4 of this Loan Agreement, that any such breach, occurrence or event with respect to any Individual Borrower shall be deemed to be such a breach, occurrence or event with respect to all Individual Borrowers and that all Individual Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Borrower.

ARTICLE 2

GENERAL TERMS

Section 2.1.         The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.2.         Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.3.         Use of Proceeds. Borrower shall use the proceeds of the Loan solely to repay and discharge that certain loan in the original principal amount of $10,665,000 made by Citigroup Global Markets Realty Corp., a New York corporation, to, among others, Moody National RI Perimeter S, LLC and Moody National RI Perimeter H, LLC, which loan is secured by that certain Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement, dated November 2, 2007 which encumbers the Property and recorded on November 30, 2007 in Deed Book 46035, Page 290, in the records of Fulton County, Georgia.

Section 2.4.         The Note and the other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents.

Section 2.5.         Interest Rate.

(a)           Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.

(b)           Intentionally Omitted.

(c)           In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.  Notwithstanding anything to the contrary contained herein, all interest accruing at the Default Rate shall be immediately due and payable upon demand by Lender therefor.

(d)           Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance.  The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period immediately prior to such Monthly Payment Date.  Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.

(e)           This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6.         Loan Payments.

(a)           Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the sixth (6th) day of either (i) the month in which the Closing Date occurs (if such Closing Date is after the first day of such month, but prior to the sixth (6th) day of such month) or (ii) if the Closing Date is after the sixth (6th) day of the then current calendar month, the month following the month in which the Closing Date occurs; provided, however, if the Closing Date is the sixth (6th) day of a calendar month, no such separate payment of interest shall be due.  Borrower shall make a payment to Lender of interest and, to the extent applicable, principal in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in July, 2010 and on each Monthly Payment Date thereafter to and including the Maturity Date.  Each payment shall be applied first to accrued and unpaid interest and the balance to principal.  The non-interest only portion of Monthly Debt Service Payment Amount required hereunder is based upon a thirty (30) year amortization schedule.

(b)           Intentionally Omitted.

(c)           Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

(d)           If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Security Instrument and the other Loan Documents.

(e)           (i)           Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii)          Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

(iii)         All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7.         Prepayments.

(a)           Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part.  Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon thirty (30) days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole on any date.  Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”) and such amounts (i.e.  principal and interest prepaid by Borrower) shall be held by Lender as collateral security for the Loan in an interest bearing account at an Eligible Institution, with interest accruing on such amounts to the benefit of Borrower; such amounts prepaid shall be applied to the Loan on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists.  Furthermore, except as provided in Section 2.7(b) hereof, any prepayment received by Lender prior to December 6, 2014 shall be accompanied by the Yield Maintenance Premium.

(b)           On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender does not make such Net Proceeds available to Borrower for Restoration, Borrower shall, at Lender’s option, prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall.  No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.7(b).  Any prepayment received by Lender pursuant to this Section 2.7(b) on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing, Eligible Account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date.

(c)           If after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such purchaser at foreclosure or other Person shall pay the Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any prepayment of the Debt shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date that:

Section 3.1.         Legal Status and Authority. Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the Property.  Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.

Section 3.2.          Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and its applicable Affiliates and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property, Borrower’s organizational documents, or any indenture, agreement or other instrument to which Borrower is a party or by which it or any of its assets or the Property is or may be bound or affected, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of the Security Instrument in appropriate land records in the State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower through the undersigned authorized representative of Borrower and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditor’s Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

Section 3.3.          Litigation. There is no action, suit or proceeding, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to the best of Borrower’s knowledge, threatened or contemplated against Borrower, Sponsor or Guarantor or against or affecting the Property that has not been disclosed to Lender by Borrower in writing in connection with the closing of the Loan, is not fully covered by insurance or, if determined adversely to Borrower, would have a Material Adverse Effect.

Section 3.4.          Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound.  Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.  There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5.          Financial Condition.

(a)           Borrower is solvent, and no proceeding under Creditors Rights Laws with respect to Borrower has been initiated and Borrower has received reasonably equivalent value for the granting of the Security Instrument.

(b)           No petition in bankruptcy has been filed by or against Borrower, Sponsor, Guarantor or any related entity, or any principal, general partner or member thereof, in the last ten (10) years, and neither Borrower, Sponsor, Guarantor nor any related entity, or any principal, general partner or member thereof, in the last ten (10) years has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(c)           Borrower is not contemplating either the filing of a petition by it under any Creditor’s Rights Laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.

Section 3.6.          Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.7.          No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R.  Section 2510.3-101.  In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the IRS Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

Section 3.8.          Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Section 3.9.          Intentionally Omitted.

Section 3.10.        Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.11.        Borrower Offices. Borrower’s principal place of business and its chief executive office as of the date hereof is 6363 Woodway, Suite 110, Houston, Texas 77057.  Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct.  Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is (a) 4804636 for Holdco and (b) 4806571 for Tenantco.  Borrower’s federal tax identification number is (a) 27-2612657 for Holdco and (b) 27-2613075 for Tenantco.  Borrower is not subject to back-up withholding taxes.

Section 3.12.        Status of Property.

(a)           Borrower has obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

(b)           The Property and the present and contemplated use and occupancy thereof are in full compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements.

(c)           The Property is served by all utilities required for the current or contemplated use thereof.  All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service.

(d)           All public roads and streets necessary for service of and access to the Property for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.  The Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the Property.

(e)           The Property is served by public water and sewer systems.

(f)           The Property is free from damage caused by fire or other casualty.  The Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(g)           All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full.  There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under Applicable Law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.

(h)           Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents.

(i)           All liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Legal Requirements.

(j)           No portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, Borrower has obtained and will maintain the insurance prescribed in Section 7.1(a) hereof.  No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(k)           All the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.

(l)           To Borrower’s knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

Section 3.13.        Financial Information. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Sponsor, Guarantor and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Sponsor, Guarantor or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein.  Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Sponsor or Guarantor from that set forth in said financial statements.

Section 3.14.        Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of the access to the Property.

Section 3.15.        Separate Lots. The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

Section 3.16.        Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.17.        Use of Property. The Property is used exclusively as a hotel and for other appurtenant and related uses.

Section 3.18.        Leases and Rent Roll. Except as disclosed in the rent roll for the Property delivered to and approved by Lender (the “Rent Roll”), (a) Holdco is the lessor under the Operating Lease and Tenantco is the leasee under the Operating Lease and Tenantco is the owner and lessor of landlord’s interest in the Leases (other than the Operating Lease); (b) the Leases are valid and enforceable and in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) no party under any Lease is in default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) the terms of all alterations, modifications and amendments to the Leases are reflected in the certified occupancy statement delivered to and approved by Lender; (g) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (h) none of the Rents have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (i) the premises demised under the Leases have been completed and the Tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis; (j) there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no monetary obligation to any Tenant under any Lease; (k) Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease; (l) there are no agreements with the Tenants under the Leases other than expressly set forth in each Lease; (m) the Leases are valid and enforceable against Borrower and the Tenants set forth therein; (n) no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision; (o) no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (p) no Lease has the benefit of a non-disturbance agreement that would be considered unacceptable to prudent institutional lenders; (q) all security deposits relating to the Leases reflected on the certified rent roll delivered to Lender have been collected by Borrower; (r) no brokerage commissions or finders fees are due and payable regarding any Lease; and (s) each Tenant is in actual, physical occupancy of the premises demised under its Lease.

Section 3.19.        Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Assignment of Leases, the Note and the other Loan Documents, have been paid or will be paid, and, under current Legal Requirements, the Security Instrument and the Assignment of Leases are each enforceable in accordance with their terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditor’s Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.20.        Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.  As of the date hereof, no management fees under the Management Agreement are due and payable.

Section 3.21.        Illegal Activity/Forfeiture.

(a)           No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

(b)           There has not been and shall never be committed by Borrower or any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 3.22.        Taxes. Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it.  Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.23.        Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents, materially and adversely affects the value or marketability of the Property, impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 3.24.        Third Party Representations. Each of the representations and the warranties made by Sponsor and Guarantor in the other Loan Documents are true, complete and correct in all material respects.

Section 3.25.        Intentionally Omitted.

Section 3.26.        Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.

Section 3.27.        Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.28.        Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.29.        Embargoed Person. To the best of Borrower’s knowledge, as of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Sponsor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan made by Lender is in violation of Applicable Law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Sponsor or Guarantor, as applicable, with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) none of the funds of Borrower, Sponsor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law.

Section 3.30.        Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section.  Borrower hereby represents and warrants that Borrower, Sponsor and Guarantor and each and every Person affiliated with Borrower, Sponsor and/or Guarantor or that to Borrower’s knowledge has an economic interest in Borrower, or, to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is:  (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section only, the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act.  Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.  It shall be an Event of Default hereunder if Borrower, Guarantor, Sponsor or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

Section 3.31.        Organizational Chart. The organizational chart attached as Schedule I hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

Section 3.32.        Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.33.        No Breach of Fiduciary Duty. No Person currently owning a direct or indirect equity ownership interest in Borrower (nor any past or current affiliate of such Person), has breached any fiduciary duty owed by such Person to any other Person now or previously owning a direct or indirect equity ownership interest in Borrower or in any other prior owner of the Property.

Section 3.34.        REA Representations. Each REA is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any REA, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.  Except as set forth on Schedule II hereto, no REA has been modified, amended or supplemented.

Section 3.35.        No Change in Facts or Circumstances; Disclosure.

All information submitted by Borrower, Guarantor or Sponsor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Sponsor and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise have a Material Adverse Effect.  Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender.  All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 4.1.          Existence. Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State is located and (c) its franchises and trade names, if any.

Section 4.2.          Legal Requirements.

(a)           Borrower shall promptly comply and shall cause the Property to comply with all Legal Requirements affecting the Property or the use thereof, including, without limitation, all Environmental Laws.

(b)           Borrower shall from time to time, upon Lender’s request, provide Lender with evidence reasonably satisfactory to Lender that the Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements.

(c)           Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements.

(d)           After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith.  Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.3.          Maintenance and Use of Property. Borrower shall cause the Property to be maintained in a good and safe condition and repair.  The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender or as otherwise permitted pursuant to Section 4.21 hereof.  Borrower shall (or shall cause) the prompt repair, replacement and/or rebuilding of any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.14 hereof and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land.  Borrower shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof.  If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 4.4.          Waste. Borrower shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan.  Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5.          Taxes and Other Charges.

(a)           Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof.  Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges at Lender’s request prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 8.6 hereof).  Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.

(b)           After prior written notice to Lender, Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument being primed by any related lien.

Section 4.6.          Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might have a Material Adverse Effect.

Section 4.7.          Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

Section 4.8.          Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Sponsor’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.9.          Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under the Note, the Security Instrument or any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.10.        Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications of changes thereto.

Section 4.11.        Awards. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting the Property or any part thereto) out of such Awards or Insurance Proceeds.

Section 4.12.        Books and Records.

(a)           Borrower shall keep adequate books and records of account in accordance with the Approved Accounting Method and furnish to Lender:

(i)           quarterly (and prior to a Securitization, monthly) (A) certified reports of occupancy (including an average daily rate), certified rent rolls and certified tenant sales reports (if applicable), in each case, within ten (10) days after the end of each calendar month or thirty (30) days after the end of each calendar quarter, as applicable (which certified reports and rent rolls may be included as part of the operating statements to be provided in Section 4.12(a)(ii);

(ii)          quarterly (and prior to a Securitization, monthly) operating statements of the Property detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, within thirty (30) days after the end of each calendar month or calendar quarter, as applicable;

(iii)         an annual balance sheet, profit and loss statement, statement of cash flow, and statement of change in financial position of Borrower, within one hundred twenty (120) days after the close of each fiscal year of Borrower;

(iv)         an annual operating statement of the Property detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, within one hundred twenty (120) days after the close of each fiscal year of Borrower;

(v)          by no later than January 15th of each calendar year (or for so long as Marriott is Manager, promptly following the receipt from Marriott, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for the Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such annual operating budget shall not take effect until approved by Lender in writing (each such annual operating budget, after it has been approved in writing by Lender shall be hereinafter referred to as an “Approved Budget”);

(vi)         within thirty (30) days after the end of each calendar month or as soon as available from Smith Travel Research, Inc., full monthly STR Reports;

(vii)        within thirty (30) days after the end of each calendar month, an Advance Bookings Reserve Statement in form and substance acceptable to Lender;

(viii)       within thirty (30) days after the end of each calendar quarter or two (2) Business Days of Borrower’s receipt, all Quality Assurance Reports; and

(ix)          within fifteen (15) days after the end of each calendar month, Borrower shall deliver to Lender detailed progress reports relating to the completion of the Replacements, which progress reports shall state the portion, expressed as a percentage, of all Replacements completed on the basis of work in place, the original budgeted cost to complete all the Replacements, the estimated cost to complete all Replacements, any expected delays in the completion of the Replacements and such other information as reasonably required by Lender.  Borrower may satisfy the obligations set forth in this clause (ix) by submitting such information to Lender simultaneously with any request for disbursement from the PIP Reserve Account.

(b)           Upon request from Lender, Borrower shall furnish in a timely manner to Lender an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

(c)           Borrower shall furnish Lender (and shall cause Sponsor and/or Guarantor to furnish to Lender) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

(d)           Borrower agrees that all Required Financial Items (defined below) to be delivered to Lender pursuant to Section 4.12 shall: (i) be complete and correct; (ii) present fairly the financial condition of the party; (iii) disclose all liabilities that are required to be reflected or reserved against; (iv) be prepared (A) in the form required by Lender and certified by a Responsible Officer of Borrower (B) in hardcopy and electronic formats and (C) in accordance with the Approved Accounting Method; and (v) after a Default and upon request of Lender, be audited by a “Big Four” accounting firm (excluding Arthur Andersen) or other independent certified public accountant acceptable to Lender.  Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender.  Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

(e)           For so long as Marriott is the Manager, (i) Borrower shall deliver to Lender within thirty (30) days after the end of each calendar month a statement from Marriott showing (x) all reserve amounts held by Marriott for Replacements for such month and (y) all disbursement activity from such reserves occurring in such month and (ii) Borrower shall cause Marriott to deliver to Lender simultaneously with the delivery to Borrower copies of all reports and statements for the Property that Marriott provides to Borrower.

(f)           Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by this Section 4.12 (each, a “Required Financial Item” and, collectively, the “Required Financial Items”).  In the event Borrower fails to deliver to Lender any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”), in addition to constituting an Event of Default hereunder and without limiting Lender’s other rights and remedies with respect to the occurrence of such an Event of Default, Borrower shall pay to Lender the sum of $1,000.00 per occurrence for each Reporting Failure.  It shall constitute a further Event of Default hereunder if any such payment is not received by Lender within thirty (30) days of the date on which such payment is due, and Lender shall be entitled to the exercise of all of its rights and remedies provided hereunder.

Section 4.13.        Estoppel Certificates.

(a)           After request by Lender, Borrower, within ten (10) days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) that the Management Agreement is in full force and effect and has not been modified (or if modified, setting forth all modifications), (xi) the date to which the Rents thereunder have been paid pursuant to the Leases, (xii) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xiii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiv) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the Management Agreement, the obligations created and evidenced hereby and by the Security Instrument or the Property.

(b)           Borrower shall use its best efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Leases as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)           In connection with the Securitization of the Loan (or any portion thereof or interest therein), at Lender’s request, Borrower shall provide an estoppel certificate to any Investor or any prospective Investor in such form, substance and detail as Lender, such Investor or prospective Investor may require.

(d)           Borrower shall deliver to Lender, upon request, estoppel certificates from each party under any REA in form and substance reasonably acceptable to Lender.

Section 4.14.        Leases and Rents.

(a)           All Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms, (iii) provide that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale and (iv) not contain any terms which would have a Material Adverse Effect.  All Major Leases and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval.  Lender shall execute and deliver a Subordination Non-Disturbance and Attornment Agreement on Lender’s then current standard form to Tenants under future Major Leases approved by Lender promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, as are reasonably acceptable to Lender.

(b)           Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor; and (vi) shall hold all security deposits under all Leases in accordance with Legal Requirements.  Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(c)           Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan.  Borrower further agrees to provide Lender with written notice of a Tenant “going dark” under such Tenant’s Lease within five (5) Business Days after such Tenant “goes dark” and Borrower’s failure to provide such notice shall constitute an Event of Default.

(d)           Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any early termination fee or payment or other termination fee or payment paid by any Tenant under any Lease, and Borrower further covenants and agrees that Borrower shall hold any such termination fee or payment in trust for the benefit of Lender and that any use of such termination fee or payment shall be subject in all respects to Lender’s prior written consent in Lender’s sole discretion (which consent may include, without limitation, a requirement by Lender that such termination fee or payment be placed in reserve with Lender to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property and/or for payment of the Debt or otherwise in connection with the Loan evidenced by the Note and/or the Property, as so determined by Lender).

Section 4.15.        Management Agreement.

(a)           Borrower shall (i) diligently perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement and (ii) promptly notify Lender of the giving of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice.  Without Lender’s prior written consent, Borrower shall not surrender the Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement or modify, change, supplement, alter or amend the Management Agreement, in any respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any respect, and any such surrender of the Management Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the prior consent of Lender shall be void and of no force and effect.  If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default.  Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action.  If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.  Borrower shall notify Lender if Manager sub-contracts to a third party or an affiliate any or all of its management responsibilities under the Management Agreement.  Borrower shall, from time to time, use its best efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be requested by Lender.  Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.  Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(b)           Without limitation of the foregoing, if the Management Agreement is terminated for any reason, then Borrower shall engage a new manager (the “New Manager”) to manage the Property, which such New Manager shall be a Qualified Manager.  New Manager shall be engaged by Borrower pursuant to a written management agreement (a “Replacement Management Agreement”) that complies with the terms hereof, provides for a property management fee that does not exceed then current market rates and is otherwise satisfactory to Lender in all respects.  New Manager and Borrower shall (i) execute an assignment of management agreement in the form then used by Lender, (ii) establish an Eligible Account (the “Operating Account”) into which a portion of the revenue generated by the Property during each calendar month in an amount equal to the Monthly Operating Expenses for such calendar month shall be deposited and (iii) execute an agreement with Lender and the Eligible Institution with which the Operating Account is established that provides for the control of the Operating Account by Lender, which agreement shall be in form and substance acceptable to Lender.  Without limitation of the foregoing, if required by Lender, Borrower shall, as a condition precedent to Borrower’s engagement of such New Manager, obtain a Rating Agency Confirmation with respect to such New Manager and management agreement.

Section 4.16.        Payment for Labor and Materials.

(a)           Subject to Section 4.16(b) below, Borrower will promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a “Work Charge”) and never permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.

(b)           After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to the Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith.  Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.17.        Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

Section 4.18.        Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.19.        ERISA

(a)           Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Security Instrument, as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)	Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B)	Less than 25 percent of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2); or

(C)
Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

Section 4.20.        No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 4.21.        Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold or (c) that are structural in nature, which approval may be granted or withheld in Lender’s sole discretion.  If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender, (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same).  Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.

Section 4.22.        REA Covenants. Borrower agrees that without the prior consent of Lender, Borrower will not enter into any new REA or execute modifications to any existing REA if such new REA or such modifications will have a Material Adverse Effect.  Borrower shall enforce, shall comply with, and shall use commercially reasonable efforts to cause each of the parties to each REA to comply with all of the terms and conditions contained in such REA.

Section 4.23.        Operating Lease.

Borrower shall not amend or terminate or surrender the Operating Lease.

ARTICLE 5

ENTITY COVENANTS

Section 5.1.          Single Purpose Entity/Separateness.

(a)           Borrower has not and will not:

(i)           engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

(ii)          acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;

(iii)         merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)         fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)          own any subsidiary, or make any investment in, any Person;

(vi)         commingle its assets with the assets of any other Person;

(vii)        incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time three percent (3%) of the outstanding principal amount of the Debt.  No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;

(viii)       fail to maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates.  Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its affiliates provided that (i)  appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet.  Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix)          enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)           maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)          assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)         make any loans or advances to any Person;

(xiii)        fail to file its own tax returns (unless prohibited by applicable Legal Requirements from doing so);

(xiv)        fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)         fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so);

(xvi)        without the unanimous written consent of all of its partners or members, as applicable, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii)       fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;

(xviii)      fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so); or

(xix)         acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable.

(b)           If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and at least one member (in the case of a limited liability company) of Borrower, as applicable, shall be a corporation or an Acceptable LLC (each an “SPE Component Entity”) whose sole asset is its interest in Borrower.  Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 5.1(a)(iii) - (vi)

(inclusive) and (viii) - (xx) (inclusive) and, if such SPE Component Entity is an Acceptable LLC, Section 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.

(c)           In the event Borrower or the SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), the person executing the LLC Agreement as a “Special Member” (as such term is defined in the LLC Agreement) (“Special Member”) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPE Component Entity (as applicable) automatically be admitted to Borrower or the SPE Component Entity (as applicable) as a member with a 0% economic interest and shall continue Borrower or the SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless a successor Special Member has been admitted to Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware or Maryland law (as applicable).  The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or the SPE Component Entity (as applicable) upon the admission to Borrower or the SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or the SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware or Maryland (as applicable, the “Act”), Special Member shall not be required to make any capital contributions to Borrower or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or the SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or the SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or the SPE Component Entity (as applicable).  In order to implement the admission to Borrower or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement.  Prior to its admission to Borrower or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or the SPE Component Entity (as applicable).

(d)           The LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable), (ii)  any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or the SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable).

Section 5.2.          Intentionally Omitted.

Section 5.3.          Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower’s or the SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or, (d) if not an individual, Borrower’s or the SPE Component Entity’s corporate, partnership or other structure, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or the SPE Component Entity’s structure, without first obtaining the prior written consent of Lender.  Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.  At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or the SPE Component Entity intends to operate the Property, and representing and warranting that Borrower or the SPE Component Entity does business under no other trade name with respect to the Property.

Section 5.4.          Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property.  Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

ARTICLE 6

NO SALE OR ENCUMBRANCE

Section 6.1.          Transfer Definitions. For purposes of this Article 6, “Restricted Party” shall mean Borrower, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 6.2.          No Sale/Encumbrance.

(a)           It shall be an Event of Default hereof if, without the prior written consent of Lender, a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein occurs and/or a Sale or Pledge of an interest in any Restricted Party occurs (collectively, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14.

(b)           A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 4.15.

Section 6.3.          Permitted Equity Transfers. Notwithstanding the restrictions contained in this Article 6, the following equity transfers shall be permitted without Lender’s consent: (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of any member, partner or shareholder of Moody National Operating Partnership I, L.P. or Moody National REIT I, Inc., (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in Moody National Operating Partnership I, L.P. or Moody National REIT I, Inc. but only if such transfer is effected by a Person other than Sponsor or any Affiliate of Sponsor; or (c) the sale, transfer or issuance of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange (provided, that, the foregoing provisions of this clause (c) shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to the transfers listed in clauses (a) and/or (b) above:

(A)           Lender shall receive not less than thirty (30) days prior written notice of such transfers;

(B)           no such transfers shall result in a change in Control of Sponsor, Guarantor or Affiliated Manager;

(C)           after giving effect to such transfers, Sponsor shall (I) own at least a 25% direct or indirect equity ownership interest in each of Borrower and any SPE Component Entity; (II) Control Borrower and any SPE Component Entity and (III) control the day-to-day operation of the Property;

(D)           after giving effect to such transfers, (I) Moody National Operating Partnership I, L.P. shall own at least a 75% direct or indirect equity ownership interest in each of Borrower and any SPE Component Entity and (II) Moody National REIT I, Inc. shall remain as the sole general partner of Moody National Operating Partnership I, L.P.

(E)           after giving effect to such transfers, the Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof;

(F)           in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof; and

(G)           such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters.

Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3.

Section 6.4.          Intentionally Omitted.

Section 6.5.          Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, and/or (e) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender.  All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer.  Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent.  This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

ARTICLE 7

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1.          Insurance.

(a)           Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)           insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils” (including, without limitation, fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings (notwithstanding the foregoing or anything to the contrary contained herein, in no event shall “Full Replacement Cost” be deemed to be less than the outstanding principal balance of the Loan), with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement.  The Full Replacement Cost shall be redetermined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer.  After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade.  No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii)          commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $5,000,000 and a per occurrence limit of not less than $2,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; and (5) contractual liability covering the indemnities contained in Article 13 hereof to the extent the same is available;

(iii)         loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsection 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from the Property (on an actual loss sustained basis) for a period continuing until the Restoration of the Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from the Property and (y) the highest gross income received during the term of the Loan for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding twelve (12) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  All insurance proceeds payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) shall be held by Lender in accordance with the terms of Article 9 hereof and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note and, for so long as no Event of Default exists, to pay for Operating Expenses incurred or invoiced during the period of Restoration and otherwise approved by Lender in its reasonable discretion; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;

(iv)         at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsection 7.1(a)(i), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)          workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)         comprehensive boiler and machinery insurance covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than $10,000,000 or in such other amount as shall be reasonably required by Lender;

(vii)        if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to the lesser of (A) the principal balance of the Note, and (B) the maximum limit of coverage available for the Property under the Flood Insurance Acts;

(viii)       earthquake, sinkhole and mine subsidence insurance, if required, in amounts equal to two times (2x) the probable maximum loss of the Property as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all risk insurance policy required under Section 7.1(a)(i);

(ix)          umbrella liability insurance in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(x)           a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) Borrower’s personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for Borrower or (C) temporary contract employees or student interns;

(xi)          motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000); and

(xii)         such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)           All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized and admitted to do business in the state in which the Property is located and approved by Lender.  The insurance companies must have a general policy rating of A or better and a financial class of X or better by A.M. Best Company, Inc., and a claims paying ability/financial strength rating of “AA” (or its equivalent) or better by at least two (2) of the Rating Agencies (one of which will be S&P if they are rating the Securities and one of which shall be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency (each such insurer shall be referred to below as a “Qualified Insurer”).  Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), provided, however, that in the case of renewal Policies, Borrower may furnish Lender with binders and Acord Form 28 Certificates therefor to be followed by the original Policies when issued.

(c)           Except to the extent required pursuant to Section 7.1(a) hereof, Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower.  In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in Subsection 7.1(a).  Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 7.1.

(d)           All Policies of insurance provided for or contemplated by Subsection 7.1(a), except for the Policy referenced in Subsection 7.1(a)(v), shall name Lender and Borrower as the insured or additional insured, as their respective interests may appear, and in the case of property damage, rent loss, business interruption, boiler and machinery, earthquake and flood insurance, shall contain a so-called New York standard noncontributing mortgagee clause (or its equivalent) in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)           All Policies of insurance provided for in Subsection 7.1(a) shall contain clauses or endorsements to the effect that:

(i)           no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant under any Lease or other occupant, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)          the Policy shall not be materially changed (other than to increase the coverage provided thereby), terminated or cancelled without at least 30 days’ written notice to Lender and any other party named therein as an insured;

(iii)         each Policy shall provide that the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration;

(iv)         Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(v)          the Policies shall not exclude coverage for acts of terror or similar acts of sabotage.

(f)           Borrower shall furnish to Lender, on or before thirty (30) days after the renewal or replacement of any Policy, a statement certified by Borrower or a Responsible Officer of Borrower (together with the accompanying insurance certificates) of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

(g)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(h)           In the event of a foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(i)           As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) if required by Lender, confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy.

Section 7.2.          Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 7.4.  Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 7.3.          Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 7.4.          Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a)           If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)           If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.

(i)           The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)           no Event of Default shall have occurred and be continuing;

(B)           (1) in the event the Net Proceeds are insurance proceeds, less than fifty percent (50%) of each of (i) fair market value of the Property as reasonably determined by Lender, and (ii) rentable area of the Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of the Property as reasonably determined by Lender and (ii) rentable area of the Property is taken, such land is located along the perimeter or periphery of the Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the Property;

(C)           intentionally omitted;

(D)           Borrower shall commence (or shall cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws;

(E)           Lender shall be satisfied that any operating deficits which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F)           Lender shall be satisfied that, upon the completion of the Restoration, the Operating Income (as projected by Lender in its reasonable discretion based on its then current underwriting standards and shall be final absent manifest error) and Underwritable Cash Flow (as projected by Lender in its reasonable discretion based on its then current underwriting standards and shall be final absent manifest error) of the Property will be restored to a level sufficient to cover all carrying costs and operating expenses of the Property, including, without limitation, Debt Service at a debt service coverage ratio relating to the Property equal to or greater than 1.30:1.00.  The debt service coverage ratio calculated pursuant to this clause (F) shall be determined by Lender in its reasonable discretion based on its then current underwriting standards and shall be final absent manifest error;

(G)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) nine (9) months after the occurrence of such fire or other casualty or taking, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property to the condition it was in immediately prior to such fire or other casualty or taking or (4) the expiration of the insurance coverage referred to in Section 7.1(a)(iii), unless Borrower has posted reasonably acceptable additional collateral with Lender;

(H)           Borrower and Guarantor shall execute and deliver to Lender a completion guaranty in form and substance satisfactory to Lender and its counsel pursuant to the provisions of which Borrower and Guarantor shall jointly and severally guaranty to Lender the lien-free completion by Borrower of the Restoration in accordance with the provisions of this Subsection 7.4(b);

(I)            the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(J)            the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(K)           the Management Agreement shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation; and

(L)           the Operating Lease shall remain in full force and effect during and after the completion of the Restoration.

(ii)           The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.  The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)           All plans and specifications required in connection with the Restoration may be subject to the prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). In the event that a Casualty Consultant is retained, Lender will promptly provide Borrower with the name of the Casualty Consultant, along with a description of fees that will be incurred.  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant.  All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.  Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim.  If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv)           In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage.  The term “Restoration Retainage” as used in this Subsection 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed.  There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration.  The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Subsection 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Subsection 7.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument.  If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than twice every calendar month.

(vi)          If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii)         The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Subsection 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper.  If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

ARTICLE 8

RESERVE FUNDS

Section 8.1.          PIP Reserve Funds.

(a)           Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “PIP Reserve Account”) on the Closing Date, an amount equal to $400,000.00 to perform the PIP Work.   On each Monthly Payment Date during the term of the Loan, Borrower shall deposit into the PIP Reserve Account (i) the applicable Monthly PIP Reserve Deposit Amount and (ii) Replacement Reserve Monthly Deposit.  Amounts deposited pursuant to this Section 8.1 together with any and all amounts deposited into the PIP Reserve Account pursuant to Section 9.3(g) hereof are referred to herein as the “PIP Reserve Funds”.  Notwithstanding the foregoing, Borrower shall not be required to make Replacement Reserve Monthly Deposits pursuant to Section 9.3(e) or this Section 8.1 for so long as (i) Marriott is the Manager, (ii) Manager is maintaining reserves for Replacements pursuant to the terms of the Management Agreement and (iii) the amount being reserved by Manager for Replacements on a monthly basis is at least equal to the Replacement Reserve Monthly Deposit; provided, however, that nothing in this sentence shall affect Borrower’s obligation to make the Monthly PIP Reserve Deposit.

(b)           Borrower shall perform and complete the PIP Work on or before the respective deadline relating to each component of the PIP Work as set forth on Exhibit B attached hereto and the Additional PIP Work as and when required by Marriott.  Lender shall disburse to Borrower the PIP Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) Lender shall have received a certificate from Borrower (A) stating that all Replacements to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the PIP Reserves, (B) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender; (iv) [reserved]; (v) at Lender’s option if the cost of the Replacements exceeds $25,000, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (vi) [reserved]; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Replacements to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to disburse PIP Reserve Funds more frequently than twice each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total PIP Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).  Notwithstanding anything to the contrary contained herein, Borrower shall not be entitled to any disbursements from the PIP Reserve Account for so long as a Deficiency exists.

(c)           Nothing in this Section 8.2 shall (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the PIP Reserve Funds to complete any Replacements; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to complete any Replacements.

(d)           Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases), upon reasonable prior notice, to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

(e)           In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with the Replacements.  All such policies shall be in form and amount reasonably satisfactory to Lender.

Section 8.2.          Intentionally Omitted.

Section 8.3.          Seasonality Reserve.

(a)           Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Seasonality Reserve Account”) on the Closing Date, an amount equal to $50,000.00.   Amounts deposited pursuant to this Section 8.3 together with any and all amounts deposited into the Seasonality Reserve Account pursuant to Section 9.3(f) hereof are referred to herein as the “Seasonality Reserve Funds”.

(b)           Provided that no Event of Default (except any Event of Default which would be satisfied by such disbursement) has occurred and is continuing, Lender shall disburse a portion of the Seasonality Reserve Funds equal to the Debt Service Shortfall, if any, on such Monthly Payment Date into the Debt Service Account.  Lender’s failure to disburse funds on deposit in the Seasonality Reserve Account shall not relieve Borrower of its obligation to make any payments required under this Agreement or the other Loan Documents (including, without limitation, Section 2.6 hereof), except to the extent of a Debt Service Shortfall, provided that no Event of Default exists, sums sufficient to pay such Debt Service Shortfall are on deposit in the Seasonality Reserve Account and there exists no impediment to Lender’s application thereof.

Section 8.4.          Excess Cash Reserve. During the existence of any Trigger Period, Borrower shall deposit all Excess Cash into an Eligible Account held by Lender or Servicer (the “Excess Cash Reserve Account”).  All amounts deposited into the Excess Cash Reserve Account pursuant to this Section 8.4 are referred to herein as the “Excess Cash Reserve Funds”.  The Excess Cash Reserve Funds shall be held by Lender as additional security for the Loan.

Section 8.5.          Intentionally Omitted.

Section 8.6.          Tax and Insurance Funds. In addition to the initial deposits with respect to Taxes and, if applicable, Insurance Premiums made by Borrower to Lender on the Closing Date to be held in Eligible Accounts by Lender or Servicer and hereinafter respectively referred to as the “Tax Account” and the “Insurance Account”, Borrower shall pay (or cause to be paid) to Lender on each Monthly Payment Date (a) one-twelfth (1/12) of an amount which would be sufficient to pay the Taxes payable, or estimated by Lender to be payable, during the next ensuing twelve (12) months (the “Monthly Tax Deposit”), each of which such deposits shall be held in the Tax Account, and (b) if the liability or casualty Policy maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof or Lender shall require Borrower to obtain a separate Policy pursuant to Subsection 7.1(c) hereof, one-twelfth (1/12) of an amount which would be sufficient to pay the

Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof (the “Monthly Insurance Deposit”), each of which such deposits shall be held in the Insurance Account (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”).  Borrower agrees to notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Taxes directly from the appropriate taxing authority.  Provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Lender shall be obligated to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums.  If the amount of the Tax and Insurance Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.5 and 7.1 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Funds.  If the Tax and Insurance Funds are not sufficient to pay the amounts set forth above, Borrower shall promptly pay to Lender, upon demand, an amount which Lender shall reasonably estimate as sufficient to make up the deficiency.  Notwithstanding the foregoing, Borrower shall not be required to make Monthly Tax Deposits or Monthly Insurance Deposits pursuant to Section 9.3(a) or (b) or this Section 8.6 for so long as (i) Marriott is the Manager, (ii) Manager is maintaining reserves for Taxes and Insurance Premiums and (iii) Manager pays all Taxes and Insurance Premiums on or before the applicable due date and evidence of such payment is delivered to Lender on or before such date; provided, however, that nothing in this sentence shall affect Borrower’s obligation to make pay all Taxes and Insurance Premiums on or before their respective due dates.

Section 8.7.          The Accounts Generally.

(a)           Borrower grants to Lender a first-priority perfected security interest in each of the Accounts and any and all sums now or hereafter deposited into the Accounts as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt.  The provisions of this Section 8.7 are intended to give Lender and/or Servicer “control” of the Accounts and the Account Collateral within the meaning of the UCC.  Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein.  The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender.

(b)           Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.  Borrower shall execute and deliver to Lender for filing a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender’s security interest therein.  Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

(c)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Accounts, (ii) Lender may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d)           The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)           Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees.  Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)           Borrower and Lender (or Servicer on behalf of Lender) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Lender.  In the event that Lender or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Lender in transferring the applicable Accounts to an institution that satisfies such criteria.  Borrower hereby grants Lender power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution.

(g)           Interest accrued on any Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Lender in its sole discretion.

(h)           Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all fees, charges, costs and expenses in connection with the Accounts, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

ARTICLE 9

CASH MANAGEMENT

Section 9.1.          Establishment of Certain Accounts.

(a)           Borrower shall, simultaneously herewith, establish an Eligible Account (the “Clearing Account”) pursuant to the Clearing Account Agreement in the name of Borrower for the sole and exclusive benefit of Lender into which Borrower shall deposit, or cause to be deposited, (i) for so long as the Marriott Management Agreement is in effect, all Operating Profit that Borrower is entitled to receive pursuant to the terms of the Marriott Management Agreement or (ii) if the Marriott Management Agreement is not in effect, all revenue generated by the Property less an amount equal to the Monthly Operating Expenses (which Monthly Operating Expenses shall be deposited by Manager directly into the Operating Account).  Pursuant to the Clearing Account Agreement, funds on deposit in the Clearing Account shall be transferred on each Business Day to the Cash Management Account.

(b)           Simultaneously herewith, Borrower shall establish an Eligible Account (the “Cash Management Account”) with Lender or Servicer, as applicable, in the name of Borrower for the sole and exclusive benefit of Lender. Borrower shall also establish with Lender or Servicer an Eligible Account into which Borrower shall deposit, or cause to be deposited the amounts required for the payment of Debt Service under the Loan (the “Debt Service Account”).

Section 9.2.          Deposits into the Clearing Account; Maintenance of Clearing Account.

(a)           Borrower represents, warrants and covenants that, so long as the Debt remains outstanding and the Marriott Management Agreement is in effect, (i) Borrower shall, or shall cause Manager to, immediately deposit all Operating Profit that Borrower is entitled to receive pursuant to the terms of the Marriott Management Agreement into the Clearing Account; (ii) Borrower shall instruct Manager to immediately deposit all other funds otherwise payable to Borrower by Manager pursuant to the Marriott Management Agreement (or otherwise in connection with the Property) into the Clearing Account; (iii) there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited except as expressly provided pursuant to the terms of the Marriott Management Agreement; and (iv) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property except as expressly provided pursuant to the terms of the Marriott Management Agreement.  Borrower represents, warrants and covenants that, so long as the Debt remains outstanding and the Marriott Management Agreement is not in effect, (i) Borrower shall, or shall cause Manager to, immediately deposit all revenue derived from the Property and received by Borrower or Manager (less an amount equal to the Monthly Operating Expenses, which Monthly Operating Expenses shall be deposited by the Manager directly into the Operating Account), as the case may be, into the Clearing Account; (ii) Borrower shall instruct Manager to immediately deposit (A) all revenue derived from the Property collected by Manager (less an amount equal to the Monthly Operating Expenses, which Monthly Operating Expenses shall be deposited by the Manager directly into the Operating Account), if any, pursuant to the Management Agreement (or otherwise) into the Clearing Account and (B) all funds otherwise payable to Borrower by Manager pursuant to the Management Agreement (or otherwise in connection with the Property) into the Clearing Account; (iii) (A) Borrower shall immediately send a notice, substantially in the form of Exhibit A attached hereto, to all Tenants occupying space at the Property directing them to pay all rent and other sums due under the Lease to which they are a party into the Operating Account (such notice, the “Tenant Direction Notice”), (B) simultaneously with the execution of any Lease entered into in accordance with the applicable terms and conditions hereof, Borrower shall furnish each Tenant under each such Lease the Tenant Direction Notice,  (C) Borrower shall continue to send the aforesaid Tenant Direction Notices until each addressee thereof complies with the terms thereof and (D) Borrower shall immediately take all actions required in order to cause the direct transmittal of credit card receipts to which Borrower is otherwise entitled to receive directly from the credit card companies to the Operating Account; (iv) other than the Operating Account and the Clearing Account, there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited; and (v) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property.  Until deposited into the Clearing Account or, if applicable, the Operating Account, any Operating Profit, Rents and other revenues from the Property held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Lender pursuant to the Security Instrument and shall not be commingled with any other funds or property of Borrower.  Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 9.2 without Lender’s prior written consent.

(b)           Borrower shall maintain the Clearing Account for the term of the Loan, which Clearing Account shall be under the sole dominion and control of Lender (subject to the terms hereof and of the Clearing Account Agreement).  The Clearing Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Lender.  Borrower hereby grants to Lender a first-priority security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Account, including, without limitation, executing and filing UCC Financing Statements and continuations thereof to perfect Lender’s security interest in the same.  All costs and expenses for establishing and maintaining the Clearing Account (or any successor thereto) shall be paid by Borrower.  All monies now or hereafter deposited into the Clearing Account shall be deemed additional security for the Debt.  Borrower shall not alter or modify either the Clearing Account or the Clearing Account Agreement, in each case without the prior written consent of Lender.  In connection with a Securitization, Lender shall have the right to cause the Clearing Account to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender’s rights and/or interests with respect to the Clearing Account.  Lender shall provide Borrower with prompt written notice of any such renaming of the Clearing Account.  Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.  The Clearing Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or Bank.  Upon (A) Bank ceasing to be an Eligible Institution, (B) the Clearing Account ceasing to be an Eligible Account, (C) any resignation by Bank or termination of the Clearing Account Agreement by Bank or Lender and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s request, (1) terminate the existing Clearing Account Agreement, (2) appoint a new Bank (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (3) cause such Bank to open a new Clearing Account (which such account shall be an Eligible Account) and enter into a new Clearing Account Agreement with Lender on substantially the same terms and conditions as the previous Clearing Account Agreement and (4) if the Marriott Management Agreement is not in effect, send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new Clearing Account Agreement and Clearing Account.  Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the foregoing in the name of Borrower in the event Borrower fails to do the same.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

Section 9.3.          Disbursements from the Cash Management Account. On each Monthly Payment Date, Lender or Servicer, as applicable, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority:

(a)           First, funds sufficient to pay the Monthly Tax Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited into the Tax Account;

(b)           Second, funds sufficient to pay the Monthly Insurance Deposit due for the then applicable Monthly Payment Date, if any, shall be deposited into the Insurance Account;

(c)           Third, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be deposited into the Debt Service Account;

(d)           Fourth, funds sufficient to pay the Debt Service due on the then applicable Monthly Payment Date shall be deposited into the Debt Service Account;

(e)           Fifth, funds sufficient to pay the Replacement Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the PIP Reserve Account;

(f)           Sixth, funds sufficient to pay the Monthly PIP Reserve Deposit Amount for the then applicable Monthly Payment Date, if any, shall be deposited in the PIP Reserve Account;

(g)           Seventh, if the balance of the Seasonality Reserve Account has not at any time during the then current calendar year equaled or exceeded the Seasonality Replenishment Cap for such calendar year, an amount equal to the lesser of (x) the amount by which the balance in the Seasonality Reserve Account is less than the Seasonality Replenishment Cap or (y) the balance (if any) remaining on deposit in the Cash Management Account after the disbursements and deposits made pursuant to the foregoing clauses (a) through (f), shall be deposited into the Seasonality Reserve Account;

(h)           Eighth, if a Trigger Period exists, funds in an amount equal to the balance (if any) remaining on deposit in the Cash Management Account after the disbursements and deposits made pursuant to the foregoing clauses (a) through (g) the (“Excess Cash”), shall be deposited into the Excess Cash Reserve Account;

(i)           Ninth, provided no Trigger Period exists, all amounts remaining in the Cash Management Account after deposits for items (a) through (h) above shall be disbursed to Borrower.

Section 9.4.          Disbursements from the Reserve Account.

(a)           Lender shall cause the funds in the Tax Account to be disbursed in accordance with the terms of this Agreement.

(b)           Lender shall cause the funds in the Insurance Account to be disbursed in accordance with the terms of this Agreement

(c)           Lender shall cause the funds in the Debt Service Account to be disbursed to pay Debt Service when due, together with any late payment charges or interest accruing at the Default Rate.

(d)           Lender shall cause the funds in the PIP Reserve Account to be disbursed in accordance with the terms of this Agreement.

(e)           Lender shall cause the funds in the Seasonality Reserve Account to be disbursed in accordance with the terms of this Agreement.

Section 9.5.          Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Tax Account, the Insurance Account and the Replacement Reserve Account shall (provided Lender is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited into the applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE 10

EVENTS OF DEFAULT; REMEDIES

Section 10.1.          Event of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due or (B) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(b)           if any of the Taxes or Other Charges is not paid when the same is due and payable except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of this Agreement and Lender’s access to such sums is not restricted or constrained in any manner;

(c)           if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof;

(d)           if any of the representations or covenants contained in Article 5 or Article 6 hereof are breached or violated;

(e)           if any representation or warranty of, or with respect to, Borrower, Sponsor, Guarantor or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material adverse respect when made;

(f)           if (i) Borrower, any SPE Component Entity, Sponsor or Guarantor shall commence any case, proceeding or other action (A) under any Creditor’s Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, any SPE Component Entity, Sponsor or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, any SPE Component Entity, Sponsor or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against Borrower, any SPE Component Entity, Sponsor or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) Borrower, any SPE Component Entity, Sponsor or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any SPE Component Entity, Sponsor or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(g)           if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(h)           if the Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(i)            if any federal tax lien is filed against Borrower, any SPE Component Entity, Sponsor, Guarantor or the Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(j)            if Borrower shall fail to deliver to Lender, within ten (10) days after request by Lender, the estoppel certificates required by Section 4.13(a) or (c) hereof;

(k)           if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(l)            if any Required Financial Item is not delivered to Lender within the time frames required herein;

(m)          if Borrower defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered or expires pursuant to its terms;

(n)           if any representation and/or covenant herein relating to ERISA matters is breached;

(o)           if Borrower shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever; or any term of any REA shall be materially modified or supplemented in violation of the terms hereof without Lender’s prior written consent; or Borrower shall fail, within ten (10) Business Days after written demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA;

(p)           if the Operating Lease is terminated, surrendered or amended without the consent of Lender;

(q)           if for more than ten (10) days after notice from Lender, Borrower shall continue to be in default under any term, covenant or condition of this Agreement not specified in subsections (a) through (o) above or not otherwise specifically specified as an Event of Default herein, then, in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of sixty (60) days; or

(r)           if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

Section 10.2.          Remedies.

(a)           Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(f) above, the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

(b)           Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c)           Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect.  Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(d)           Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e)           Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)           Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary.  Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by Applicable Law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand.  All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender.  All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

ARTICLE 11

SECONDARY MARKET

Section 11.1.          Securitization.

(a)           Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization.  The transaction referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”.  Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)           If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i)           (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor, Sponsor and Manager, (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii)           provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, matters of Delaware or Maryland (as applicable) and federal bankruptcy law relating to limited liability companies and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property and Borrower and Borrower’s Affiliates, which counsel and opinions shall be satisfactory in form and substance to Lender and the Rating Agencies;

(iii)           provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)           execute such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would change the interest rate, the stated maturity or the amortization of principal set forth in the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note.

(c)           All costs and expenses (including attorneys’ fees and expenses) incurred by Lender in connection with Borrower’s complying with requests made under this Section 11.1 shall be paid by Lender.  All costs and expenses (including attorneys’ fees and expenses) incurred by Borrower in connection with Borrower’s complying with requests made under this Section 11.1 shall be paid by Borrower.

Section 11.2.          Securitization Indemnification.

(a)           Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b)           Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property, Manager, Sponsor, Guarantor and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“Lender Affiliate”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender Affiliate, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender Affiliate or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property.  The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided.  The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.

(c)           In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)           Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party.  In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party.  After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party.  The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)           In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 11.2(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 11.2(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lender Affiliate’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.  Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)           The liabilities and obligations of both Borrower and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 11.3.          Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited into “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.

Section 11.4.          Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender (the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such Servicer.

Section 11.5.          Rating Agency Costs. In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 11.6.          Mezzanine Option. Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, and (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall initially equal the Interest Rate.  Borrower shall, at Borrower’s sole cost and expense, cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “Mezzanine Borrower”), which such Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies and other materials as may be required by Lender or the Rating Agencies.

Section 11.7.          Conversion to Registered Form. At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code.  The option to convert the Note into registered form once exercised may not be revoked.  Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender.  Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar.  The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

ARTICLE 12

INDEMNIFICATIONS

Section 12.1.          General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Reserve Accounts.  Any amounts payable to Lender by reason of the application of this Section 12.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.  The term “Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

Section 12.2.          Mortgage and Intangible Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents.

Section 12.3.          ERISA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.

Section 12.4.          Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties.  Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding.  Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 12.5.          Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

Section 12.6.          Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.

ARTICLE 13

EXCULPATION

Section 13.1.          Exculpation.

(a)           Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or affiliate of Borrower (but specifically excluding Guarantor) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents.  The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of the Assignment of Leases; (6) impair the right of Lender to enforce Section 4.12(f) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Loss incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)           fraud or intentional misrepresentation by Borrower, any of the Exculpated Parties, Sponsor or Guarantor in connection with the Loan;

(ii)          the gross negligence or willful misconduct of Borrower, its agents, Affiliates, officers, or employees;

(iii)         any litigation or other legal proceeding related to the Debt filed by Borrower or any Affiliate thereof that delays or impairs Lender’s ability to preserve, enforce or foreclose its lien on the Property in which action a claim, counterclaim, or defense is asserted against Lender;

(iv)         waste to the Property caused by the intentional acts or intentional omissions of Borrower, its agents, Affiliates, officers, employees or contractors and/or the removal or disposal of any portion of the Property after an Event of Default;

(v)          the misapplication, misappropriation or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents following an Event of Default or (D) any Tenant security deposits or Rents collected in advance;

(vi)         failure to pay Taxes, charges for labor or materials or other charges that can create liens on any portion of the Property and/or failure to pay Insurance Premiums in accordance with the terms and provisions hereof, but only to the extent the net cash flow of the Property (that is, Operating Income less Operating Expenses) was sufficient to permit payment of the same by Borrower;

(vii)        any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(viii)       any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents (whether due upon the making of the same or upon Lender’s exercise of its remedies under the Loan Documents), but excluding any income, franchise or other similar taxes;

(ix)          the seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein, resulting from criminal wrongdoing by Borrower, its agents, Affiliates, officers, or employees; or

(x)           any violation or breach of any representation, warranty or covenant contained in Article 5 hereof;

(b)           Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) the first full monthly payment of principal and interest under the Note is not paid when due; (ii) Borrower fails to permit on-site inspections of the Property, fails to provide the Required Financial Items or fails to appoint a new property manager upon the request of Lender, each as required by, and in accordance with the terms and provisions of, this Agreement and the Security Instrument; (iii) any representation, warranty or covenant contained in Article 6 hereof is violated or breached; (iv) Borrower files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws; (v) an Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (vi) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vii) any Affiliate, officer, director, or representative which Controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; or (viii) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

ARTICLE 14

NOTICES

Section 14.1.          Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S.  Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:
Moody Narional RI Perimeter Holding, LLC
Moody National RI Perimeter Master Tenant, LLC
c/o Moody National Realty Company, L.P.
6363 Woodway, Suite 110
Houston, Texas 77057
Attn: Brett Moody
Facsimile No.:  (713) 977-7505

With a copy to:	Moody National Realty Company, L.P. 6363 Woodway, Suite 110 Houston, Texas 77057 Attn: Lisa Bunner Facsimile No.: (713) 977-7505

If to Lender:	Citicorp North America, Inc. 388 Greenwich Street 19th Floor New York, New York 10013 Attention : Ana Rosu Facsimile No.: (646) 328-2938

With a copy to:	Sonnenschein Nath & Rosenthal LLP Two World Financial Center New York, New York 10281 Attention: Peter Mignone, Esq. Facsimile No.: (212) 768-6800

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

ARTICLE 15

FURTHER ASSURANCES

Section 15.1.          Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 15.2.          Recording of Security Instrument, etc. Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property.  Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by Applicable Law so to do.

Section 15.3.          Further Acts, etc. Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Legal Requirements.  Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property.  Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.

Section 15.4.          Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)           If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any.  If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable.

(b)           Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt.  If such claim, credit or deduction shall be required by Applicable Law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

(c)           If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

ARTICLE 16

WAIVERS; CONTRIBUTION

Section 16.1.          Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2.          Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3.          Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4.          Waiver of Trial by Jury.

BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT.  TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

Section 16.5.          Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by applicable law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 16.6.          Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.  Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7.          Marshalling and Other Matters.

Borrower hereby waives, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein.  Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by applicable Legal Requirements.

Section 16.8.          Waiver of Statute of Limitations.

To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

Section 16.9.          Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 16.10.        Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.

Section 16.11.        Contributions and Waivers.

(a)           As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its Obligations and in consideration therefor each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 16.11 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender which is in excess of the amount attributable to that Borrower or its Property (such payment being referred to herein as a “Contribution,” and for purposes of this Section 16.11, includes any exercise of recourse by Lender against any Collateral of a Borrower and application of proceeds of such Collateral in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b)           Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c)           In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 16.11.

(d)           For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (a) such Borrower and (b) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their Property to secure the Obligations of such Borrower to Lender.

(e)           Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (A) the (i) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (ii) the amount of Obligations paid by such Funding Borrower, or (B) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)           In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 16.11 above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)           Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)           No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 16.11 shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in Cash.  Nothing contained in this Section 16.11 shall limit or affect in any way the Obligations of any Borrower to Lender under this Note or any other Loan Documents.

(i)           Each Borrower waives:

(A)           any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(B)           the defense of the statute of limitations in any action against any other Borrower;

(C)           any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;

(D)           any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(E)           any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(F)           any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(G)           except as otherwise provided in the Loan Documents or as may be required by applicable law, presentment, demand, protest and notice of any kind except as set forth in this Agreement;

(H)           except as otherwise provided in the Loan Documents or as may be required by applicable law, any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(I)            Intentionally omitted;

(J)            any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;

(K)           any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(L)           any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(M)          any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(N)           any defense based upon the avoidance of any security interest in favor of Lender for any reason; and

(O)           any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents.

(j)           Each Borrower waives:

(A)           all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(B)           all rights and defenses that Borrower may have because any of Debt is secured by another Borrower’s real property. This means, among other things: (i) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (ii) if Lender forecloses on any real property collateral pledged by any other Borrower, (a) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (b) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by another Borrower’s real property;

(C)           during the existence of an Event of Default, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Security Instruments or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

ARTICLE 17

MISCELLANEOUS

Section 17.1.          Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2.          Governing Law. This Agreement shall be governed, construed, applied and enforced in accordance with the applicable laws of the State and applicable laws of the United States of America.

Section 17.3.          Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 17.4.          Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5.          Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6.          Expenses. Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements) reasonably incurred by Lender in accordance with this Agreement in connection with (i) the preparation, negotiation, execution and delivery of this Agreement, the Security Instrument, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement, the Security Instrument, the Note and the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instrument, the Note and the other Loan Documents and any other documents or matters requested by Lender (except as specifically provided for herein); (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Lender pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

Section 17.7.          Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

Section 17.8.          Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9.          Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10.        No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)           Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)           The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property.  Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)           Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e)           By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)           Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept the this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 17.11.        Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld.

Section 17.12.        Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or

Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 17.13.        Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 17.14.        Liability. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several.  This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 17.15.        Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

MOODY NATIONAL RI PERIMETER MASTER TENANT, LLC, a Delaware limited liability company

By:	/s/ Brett C. Moody
Name:	Brett C. Moody
Title:	President

MOODY NATIONAL RI PERIMETER HOLDING, LLC, a Delaware limited liability company

By:	/s/ Brett C. Moody
Name:	Brett C. Moody
Title:	President

LENDER:

CITICORP NORTH AMERICA, INC., a Delaware corporation

By:	/s/ Ana E. Rosu
Name:	Ana E. Rosu
Title:	Authorized Signatory

SCHEDULE I

ORGANIZATIONAL CHART

(attached hereto)

SCHEDULE II

Reserved

EXHIBIT A

[Form of Notice Letter - Tenants]

___________, 201__

[TENANT]

Re:           [Describe Lease] (the “Lease”)

To Whom it May Concern:

A cash management system has been adopted in connection with our loan from [_________________], its successors and/or assigns (“Lender”).  Consequently, from and after the date of this letter, all payments due under the Lease should be delivered as follows:

(a)           If by check, money order, or its equivalent, please mail such items to:

__________________________________
__________________________________
__________________________________
Attention:       _______________________
Facsimile No.:_______________________

(b)           If by wire transfer to:

Payee:                 ______________________
ABA Routing #:______________________
For Account:     ______________________
Account #:         ______________________
Bank Contract:  ______________________

This payment direction may not be rescinded or altered, except by a written direction signed by the Lender or its agent.

We appreciate your cooperation.

Very truly yours,

[BORROWER]

EXHIBIT B

PIP WORK